SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 23, 2010 (March 23, 2010)

COMFORCE Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6081 (Commission File Number)	36-2262248 (IRS Employer Identification No.)

415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York	11797
(Address of principal executive offices)	Zip Code)

Registrant’s telephone number, including area code:   (516) 437-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On March 23, 2010, COMFORCE Corporation issued a press release announcing its financial results for the quarter and year ended December 27, 2009.  A copy of the press release is attached as Exhibit 99.1 hereto.

This release discloses, among other things, in the discussion of results for the quarter ended December 27, 2009, that:

Operating loss for the fourth quarter was $13.8 million, compared to operating income of $4.6 million in the fourth quarter of 2008.   The operating loss in the fourth quarter 2009 includes a non-cash charge for goodwill impairment in the amount of $16.1 million, relating to the Company’s Staff Augmentation segment.  Excluding this non-cash charge, operating income for the fourth quarter was $2.3 million.

This release further discloses, in the discussion of results for the year ended December 27, 2009, that:

Operating loss for the year was $9.1 million, compared to operating income of $16.2 million for 2008.  Included in the operating loss for full year 2009 is a non-cash goodwill impairment charge in the amount of $16.1 million relating to the Company’s Staff Augmentation segment.  Excluding this non-cash charge, operating income for the full year 2009 was $7.0 million.

In each of these instances, management has disclosed the non-GAAP measure--operating income excluding the goodwill impairment charge--because it believes that this disclosure (1) provides more meaningful insight into the Company’s core operating performance for the quarter and year ended December 27, 2009, and (2) makes a comparison of the comparable prior period results more meaningful, and is therefore useful to investors.

The information contained in this Item 2.02 of this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1   Press release issued March 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORCE Corporation

/s/Harry V. Maccarrone
Harry V. Maccarrone
Executive Vice President and Chief Financial Officer
Date: March 23, 2010

EXHIBIT INDEX

Item	Description
99.1	Press release issued March 23, 2010